Exhibit 99.1

Actuate Therapeutics Announces FDA Clearance of IND for Oral Elraglusib
and Strategic Initiatives to Advance the Elraglusib Development Program

-        Elraglusib oral tablet formulation to drive next-phase clinical development and broader clinical use

-        FDA cleared IND for Phase 1/2 study of oral elraglusib in advanced cancer patients, with focus on metastatic melanoma, NSCLC, colorectal, and pancreatic cancers with initiation planned for 2H 2026

-        Elraglusib plus RAS inhibitor preclinical results expected in mid-2026

-        Industry veteran Martin Huber, MD, joins Board of Directors

CHICAGO, Illinois and FORT WORTH, Texas, May 11, 2026 (GLOBE NEWSWIRE) — Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers, today announced key initiatives to advance and expand the potential of the elraglusib development program.

Actuate is prioritizing the development of the elraglusib oral tablet formulation, which is intended to enhance patient convenience, broaden potential clinical utility, and improve the pharmacokinetic exposure of elraglusib across multiple oncology indications. This strategy is supported by an analysis of patient data from the recently completed Phase 2 study in metastatic pancreatic ductal adenocarcinoma (mPDAC), which identified a positive correlation between drug exposure and clinical outcomes, including meaningful improvement in overall survival.

To support this initiative, the Company recently received Investigational New Drug (IND) clearance from FDA to conduct a Phase 1/2 study designed to demonstrate that a higher overall exposure to elraglusib can be achieved with the oral formulation compared to the IV formulation. The study will evaluate the safety and potential efficacy of the oral formulation as a monotherapy in solid tumor patients, including those with metastatic melanoma, NSCLC, colorectal, and pancreatic cancers, based on evidence of efficacy of the IV formulation in prior clinical studies and machine learning therapeutic target analyses.

The Company has worked with the European Medicines Agency (EMA) to obtain specific guidance regarding elements of a trial design for a potential single registration study for IV treatment of mPDAC. As demonstrated by the positive Phase 2 results published in Nature Medicine, elraglusib combined with gemcitabine plus nab-paclitaxel (GnP) showed statistically significant improvement in overall survival in patients that received the IV formulation of elraglusib once weekly. Going forward, the Company will work with the EMA and FDA on specific guidance regarding elements of the trial design for a potential single registration study with the oral tablet formulation of elraglusib.

“Advancing the elraglusib oral tablet is an important element to the success of our overall development strategy,” said Daniel Schmitt, President & Chief Executive Officer of Actuate. “Transitioning from an IV to an oral formulation of elraglusib, which better positions the program by improving patient convenience and broadening clinical and potential commercial utility, is supported by an analysis of the completed Phase 2 data of elraglusib in mPDAC, showing higher exposures are associated with improved clinical activity. With the IND for the oral program authorized, we are planning to advance into clinical development in the second half of 2026 with a clear focus on optimizing exposure, dose, and response.”

Mr. Schmitt continued: “In parallel, we are actively exploring elraglusib’s combination potential in RAS-driven cancers, where early preclinical data show potential for synergy with RAS inhibitors. With a strong mechanistic rationale targeting key survival and resistance pathways, we believe an oral elraglusib has the potential to enhance the activity of RAS-targeted therapies and address adaptive resistance, positioning it as a potential backbone agent in combination regimens. We look forward to further maturing this data, with additional updates expected in mid-2026.

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The planned Phase 1/2 study will initially evaluate oral elraglusib as a monotherapy in patients with advanced solid tumors. The study is intended to determine the maximum tolerated dose (MTD) and recommended Phase 2 dose (RP2D), while also evaluating safety, pharmacokinetics (PK), and preliminary signals of antitumor activity. In the Phase 2 portion, the study will enroll patients with a higher likelihood of benefitting from elraglusib treatment, including those with melanoma, non-small cell lung cancer (NSCLC), colorectal, and/or pancreatic cancers.”

Finally, the addition of new board member Martin Huber, MD, a highly experienced biotech leader with extensive experience in oncology drug development, further strengthens our strategic and execution capabilities. Dr. Huber is also currently a board member of Syndax Pharmaceuticals and, most recently, was the President and Chief Executive Officer of Mersana Therapeutics until its acquisition by Day One Pharmaceuticals in January 2026. His guidance will be instrumental as we advance the oral elraglusib program and execute on its next phase of growth. “I am excited to join a team that has successfully demonstrated improved survival in patients with pancreatic cancer who were treated with elraglusib,” said Martin Huber, MD, Director, Actuate Therapeutics, Inc. “I look forward to helping the Actuate team advance the new oral formulation in the evolving pancreatic treatment landscape and potentially bring elraglusib to more patients.”

About Actuate Therapeutics, Inc.

Actuate is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and DNA Damage Response (DDR). Elraglusib may also mediate anti-tumor immunity through the regulation of multiple immune checkpoints and immune cell function.

For additional information, please visit the Company’s website at www.actuatetherapeutics.com or follow us on LinkedIn, X, and Facebook.

Forward Looking Statements

This press release contains forward-looking statements about us, including our and other parties’ clinical trials and development plans, and our industry. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this press release are forward-looking statements. Accordingly, these statements involve estimates, assumptions, substantial risks and uncertainties which could cause actual results to differ materially from those expressed in them, including but not limited to that preliminary and unpublished data may be subject to change and further interpretation following the availability of more data or following a more comprehensive review of the data and should not be relied upon as a final analysis; clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, results of prior preclinical studies, early clinical trials and sub-group studies are not necessarily predictive of future results and may not correlate with improved responses, and elraglusib may not achieve positive clinical results or favorable preclinical results or receive regulatory approval on a timely basis, if at all; that we may not successfully enroll additional patients or establish or advance plans for further development, including through conversations with the FDA or EMA and the standards such bodies may impose for such development; that elraglusib could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials or result in other negative consequences; our reliance on third parties to conduct our non-clinical studies and our clinical trials; our reliance on third-party licensors and ability to preserve and protect our intellectual property rights; that we face significant competition from other biotechnology and pharmaceutical companies; our ability to fund development activities, including because our financial condition raises substantial doubt as to our ability to continue as a going concern and we require additional capital to finance our operations beyond July 2026, and a failure to obtain this necessary capital in the near term on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations. In addition, any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, and our Quarterly Reports on Form 10-Q, and other filings with the SEC. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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Investor Contact
Mike Moyer
Managing Director
LifeSci Advisors, LLC
mmoyer@lifesciadvisors.com

Media Contact
Ignacio Guerrero-Ros, Ph.D.
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
(858) 717-231

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